                    DiVall Insured Income Properties 2, L.P.
                                 QUARTERLY NEWS

--------------------------------------------------------------------------------

A publication of The Provo Group, Inc.                       FOURTH QUARTER 1998

To Sell or Not to Sell, That is the Question ...

While the idea of management continuing to operate this Partnership is attractive to most investors (See Note1), others are asking, "Why not keep it on the market and see if we get the right offer?"

First, let's review why we marketed the portfolio during 1998. The real estate market was hot and if the "supply and demand" imbalances could have created attractive values, then we wanted to seize the opportunity. The aggressive money faded away after the Russian financial meltdown in August, because of major disruptions in the securitized mortgage markets. Our window of opportunity closed for the time being ... but we still have a strong portfolio with stable earnings.

Second, the continuous marketing of any asset tends to leave a "stale" impression in the marketplace. We don't have stale assets, so we won't promote a misperception of desperation or pressure to sell by keeping this portfolio "available" on the market.

Third, this Partnership has a good opportunity to have its asset values enhanced in the near term. There are currently four Hardee's restaurants in this portfolio. These particular restaurants have been experiencing a decline in sales since 1992. In fact, nationwide the Hardee's restaurants are viewed as a weak and struggling concept. Good news though, change is on its way. CKE Restaurants, ("CKE") has been selected as the top restaurant stock for 1999 by several stock analysts. Why does that affect you? CKE purchased all of the Hardee's stock and is now the parent company of Hardee's Food Systems (Thus, CKE now owns all of your Hardee's). CKE now has a viable plan to turn Hardee's business around via an extensive remodeling plan, menu revisions, and improvements in national advertising. Many Hardee's restaurants are being dual branded with the popular Carl's Jr. restaurant chain also owned by CKE. A new owner with a strong balance sheet could significantly improve Hardee's operations. In the restaurant industry (like many industries) there are "hot" concepts and there are those that are known to be struggling. When this portfolio is put on the market again and if Hardee's is known as a "hot" concept again, or if there are any Carl's Jr.'s in this portfolio, potential buyers will certainly take these factors into consideration when valuing your assets. In the meantime, increased sales would improve percentage rents with the potential to impact distributions favorably.

In closing, the Partnership distributed $99.07 per unit (approximately) in 1998. Since the portfolio is stable and generating consistent revenue, we have the luxury of timing any future portfolio sale to the most attractive value environment.

--------------------------------------------------------------------------------


Note1 Based on the Expression of Interest Forms received by our offices, only 7% of investors showed any interest in selling their units.

PAGE 2                         DIVALL 2                                   4 Q 98


              -----------------------------------------------------


                             DISTRIBUTION HIGHLIGHTS

               o 6.2% (approx.) annualized return from operations and 1% (approx.) non- annualized return from investing and financing activities based on $32,000,000 ("net" remaining initial investment).

               o   $825,000  total amount  distributed  for the Fourth
                   Quarter   1998   which  was   $315,000   more  than
                   projected.

                  The higher than budgeted distributions are primarily due to the sale of Cash- A-Check in Hallandale, FL.


               o $17.83 per unit (approx.) for the Fourth Quarter 1998 from both cash flow from operations and "net" cash activity from financing and investing activities.

               o $961.00 to $763.00 range of distributions per unit from the first unit sold to the last unit sold before the offering closed (February 1990), respectively. (NOTE: Distributions are from both cash flow from operations and "net" cash activity from financing and investing activities.)

              -----------------------------------------------------

             (NOTE: Original units were purchased for $1,000/unit.)


                  STATEMENTS OF INCOME AND CASH FLOW HIGHLIGHTS


               o   58% increase in "total" operating revenues from projections.


               o   An increase of $800,000 in "total" expenses from projections.


               o   A $425,000 decrease in net income from projections.


               o Revenues were higher than anticipated due to the non-cash accrual of 1998 percentage rents which will be billed to tenants in 1999. In addition, a gain was recorded on the sale of the Partnership's Hallandale, Florida property during the quarter.


               o Expenses were higher than expected due to the non-cash write-down of various properties to their appraised value as well as the non-cash write-off of uncollectible receivables from defaulted tenants.

PAGE 3                              DIVALL 2                              4 Q 98

                               PROPERTY HIGHLIGHTS

                                    VACANCIES

o Red Apple Restaurant (Cedar Rapids, IA) unexpectedly vacated the premises on May 30, 1998. Management has written off the outstanding balance as uncollectable and will continue to pursue other tenants for this location.

o Denny's (Phoenix, AZ) was vacant at December 31, 1998. The tenant did not renew their lease which expired on May 31, 1998. Management is pursuing other possible tenants for this property, including other Denny's operators.

o        Hostetler's  BBQ (Des  Moines,  IA) was vacant at  December  31,  1998.
         Management has consented to a sublease agreement between this tenant and Daytona's Inc. Hostetler's will continue to pay rent directly to the Partnership.

                                RENTS RECEIVABLE

o Denny's (Phoenix, AZ) was delinquent at December 31, 1998 in an amount of $51,800.


                                 PROPERTY ISSUES

O Cash-A-Check (Hallandale, FL) exercised their Option to Purchase for $325,000. The closing occurred in December 1998, and the proceeds are included in this distribution.

O Denny's (Twin Falls, ID) Management has consented to a sublease agreement between this tenant and Fiesta Time effective October 1, 1998. Denny's remains liable for all rent charges.



                                RETURN OF CAPITAL

The following table has been updated to present the breakdown of distributions since the Partnership's first quarterly distribution, for the period ended June 30, 1988 through December 31, 1998.



                                               Distribution     Capital
                                               Analysis         Balance

Original Capital Balance                               --     $ 46,280,300
Cash Flow From Operations Since Inception    $ 25,792,529               --
Total Distributions Since Inception           (39,965,268)              --
                                                              ------------

(Return) of Capital                          ($14,172,739)     (14,172,739)
                                             ============     ------------

"Net" Remaining Initial Investment
         by Original Partners                          --     $ 32,107,561
                                                               ===========



        (NOTE: For a more individualized discussion of return of capital contact Investor Relations.)

PAGE 4                              DIVALL 2                              4 Q 98

              -----------------------------------------------------

                               QUESTIONS & ANSWERS

1.       What is the value of my units?

         Management is currently calculating an estimated Net Unit Value for the Partnership, as of December 31, 1998. We plan to have this information available February 26, 1999.

2.       When will I receive my K-1?

         The 1998 K-1 will be mailed on or before February 26, 1999.

3.       When can I expect my next distribution mailing?

         Your distribution correspondence for the First Quarter of 1999 is scheduled to be mailed on May 14, 1999.

                              OTHER NEWS INSIDE

O        CASH-A-CHECK OPTION TO PURCHASE...................PROPERTY ISSUES, PG 4

O        DISCUSSION OF LIQUIDATION COSTS.................QUESTION & ANSWER, PG 5

----------------------------------------------------------------------------------------------------------------
                    DIVALL INSURED INCOME PROPERTIES 2 L.P.
                  STATEMENTS OF INCOME AND CASH FLOW CHANGES
              FOR THE THREE MONTH PERIOD ENDED DECEMBER 31, 1998
----------------------------------------------------------------------------------------------------------------
                                                                      PROJECTED          ACTUAL       VARIANCE
                                                                    --------------------------------------------
                                                                         4TH              4TH
                                                                       QUARTER           QUARTER       BETTER
OPERATING REVENUES                                                     12/31/98         12/31/98       (WORSE)
                                                                    -----------      -----------     -----------
  Rental income                                                     $   639,945      $   929,891     $   289,946
  Interest income                                                        16,773           15,941            (832)
  Gain on sale of assets                                                      0           82,660          82,660
  Other income                                                           12,740           26,474          13,734
                                                                    -----------      -----------     -----------
TOTAL OPERATING REVENUES                                            $   669,458      $ 1,054,966     $   385,508
                                                                    -----------      -----------     -----------
OPERATING EXPENSES
  Insurance                                                         $     6,628      $     5,939     $       689
  Management fees                                                        45,855           45,231             624
  Overhead allowance                                                      3,700            3,648              52
  Advisory Board                                                          3,600            3,743            (143)
  Administrative                                                         17,967           11,256           6,711
  Professional services                                                   5,930            6,235            (305)
  Disposition fee                                                             0            9,750          (9,750)
  Property writedowns                                                         0          685,343        (685,343)
  Auditing                                                               12,000           16,901          (4,901)
  Legal                                                                   7,500            4,837           2,663
  Real estate taxes                                                       7,929            5,573           2,356
  Write-off of uncollectible receivables                                      0          122,861        (122,861)
  Defaulted tenants                                                       2,100            2,144             (44)
                                                                    -----------      -----------     -----------
TOTAL OPERATING EXPENSES                                            $   113,209      $   923,461     $  (810,252)
                                                                    -----------      -----------     -----------
GROUND RENT                                                         $    31,200      $    31,372     $      (172)
                                                                    -----------      -----------     -----------
INVESTIGATION AND RESTORATION EXPENSES                              $       474      $         0     $       474
                                                                    -----------      -----------     -----------
NON-OPERATING EXPENSES
  Depreciation                                                      $   102,380      $   102,384     $        (4)
  Amortization                                                            2,313            2,313               0
                                                                    -----------      -----------     -----------
TOTAL NON-OPERATING EXPENSES                                        $   104,693      $   104,697     $        (4)
                                                                    -----------      -----------     -----------
TOTAL EXPENSES                                                      $   249,576      $ 1,059,530     $  (809,954)
                                                                    -----------      -----------     -----------
NET INCOME (LOSS)                                                   $   419,882      $    (4,564)    $  (424,446)
                                                                    -----------      -----------     -----------
OPERATING CASH RECONCILIATION:                                                                         VARIANCE
                                                                                                     -----------
  Depreciation and amortization                                         104,693          104,697               4
  Gain on sale of assets                                                      0          (82,660)        (82,660)
  Property writedowns                                                         0          685,343         685,343
  Write-off of uncollectible receivables                                      0          122,861         122,861
  (Increase) Decrease in current assets                                 (91,572)        (393,622)       (302,050)
  Increase (Decrease) in current liabilities                             21,919          (23,389)        (45,308)
  (Increase) Decrease in cash reserved for payables                      (9,055)          29,000          38,055
  Advance from current cash flows for future distributions               64,300           64,300               0
                                                                    -----------      -----------     -----------
  Net Cash Provided From Operating Activities                       $   510,167      $   501,966     $    (8,201)
                                                                    -----------      -----------     -----------
CASH FLOWS FROM (USED IN) INVESTING
  AND FINANCING ACTIVITIES
  Proceeds from repayment of notes receivable                                 0                0               0
  Proceeds from property sales                                                0          325,000         325,000
                                                                    -----------      -----------     -----------
Net Cash Provided From Investing And Financing
  Activities                                                        $         0      $   325,000     $   325,000
                                                                    -----------      -----------     -----------
Total Cash Flow For Quarter                                         $   510,167      $   826,966     $   316,799
Cash Balance Beginning of Period                                      1,545,677        1,536,904          (8,773)
Less 3rd quarter distributions paid 11/98                            (1,060,000)      (1,010,000)         50,000
Change in cash reserved for payables or future distributions            (55,245)         (93,300)        (38,055)
                                                                    -----------      -----------     -----------
Cash Balance End of Period                                          $   940,599      $ 1,260,570     $   319,971
Cash reserved for 4th quarter L.P. distributions                       (510,000)        (825,000)       (315,000)
Cash reserved for payment of payables                                  (149,197)        (182,000)        (32,803)
                                                                    -----------      -----------     -----------
Unrestricted Cash Balance End of Period                             $   281,402      $   253,570     $   (27,832)
                                                                    ===========      ===========     ===========
----------------------------------------------------------------------------------------------------------------
                                                                     PROJECTED          ACTUAL         VARIANCE
                                                                    --------------------------------------------
* Quarterly Distribution                                            $   510,000      $   825,000     $   315,000
  Mailing Date                                                        2/15/99         (enclosed)             --
----------------------------------------------------------------------------------------------------------------

* Refer to distribution letter for detail of quarterly distribution.


PROJECTIONS FOR
DISCUSSION PURPOSES                DIVALL INSURED INCOME PROPERTIES 2 LP                -------------------------------------------
                                        1998 PROPERTY SUMMARY                           ORIGINAL EQUITY                 $46,280,300
                                     AND RELATED ESTIMATED RECEIPTS                     NET DISTRIBUTION OF
                                                                                          CAPITAL SINCE INCEPTION       $14,172,739
                                                                                                                      -------------
                                                                                        CURRENT EQUITY                  $32,107,561
                                                                                        -------------------------------============
PORTFOLIO      (Note 1)               ------------------------------   ---------------------------------------------
                                               REAL ESTATE                               EQUIPMENT
                                      ------------------------------   ---------------------------------------------
                                                   ANNUAL                LEASE                 ANNUAL
-------------------------------                     BASE         %     EXPIRATION              LEASE          % *
CONCEPT            LOCATION              COST       RENT       YIELD     DATE       COST      RECEIPTS       RETURN
-------------------------------       ------------------------------   ---------------------------------------------

APPLEBEE'S         COLUMBUS, OH        1,059,465   135,780     12.82%               84,500          0         0.00%

BLOCKBUSTER        OGDEN, UT             646,425   100,554     15.56%

RED APPLE REST.    CEDAR RAPIDS, IA      660,156                0.00%

DENNY'S   (2) (3)  PHOENIX, AZ           295,750    39,000     13.19%              224,376          0         0.00%
DENNY'S            PHOENIX, AZ           972,726    65,000      6.68%              183,239          0         0.00%
DENNY'S   (2)      PHOENIX, AZ           865,900    86,000      9.93%              221,237          0         0.00%
DENNY'S            TWIN FALLS, ID        699,032    83,200     11.90%   04/30/99   190,000     37,860        19.93%
DENNY'S   (2) (3)  PHOENIX, AZ           500,000    37,000      7.40%               14,259          0         0.00%

HARDEE'S  (5)      S. MILWAUKEE, WI      808,032    64,000      7.92%
HARDEE'S  (5)      HARTFORD, WI          686,563    64,000      9.32%
HARDEE'S  (5)      MILWAUKEE, WI       1,010,045    76,000      7.52%          (4) 260,000          0         0.00%
   "                    "                                                          151,938          0         0.00%
HARDEE'S  (5)      FOND DU LAC, WI       849,767    88,000     10.36%          (4) 290,469          0         0.00%
HARDEE'S  (5)      MILWAUKEE, WI               0         0      0.00%              780,000          0         0.00%

HOOTER'S           R. HILLS, TX        1,246,719    95,000      7.62%

HOSTETTLER'S       DES MOINES, IA        845,000    66,000      7.81%               52,813          0         0.00%

KFC                SANTA FE, NM          451,230    60,000     13.30%

MIAMI SUBS         PALM BEACH, FL        743,625    39,000      5.24%


                                       ---------------------------------------------------------  -------------------
                                                                     TOTALS                              TOTAL % ON
                                       ---------------------------------------------------------      $32,107,561
----------------------------------                                    ANNUAL                               EQUITY
CONCEPT            LOCATION                       COST               RECEIPTS             RETURN            RAISE
----------------------------------     ---------------------------------------------------------  -------------------

APPLEBEE'S         COLUMBUS, OH                 1,143,965             135,780              11.87%

BLOCKBUSTER        OGDEN, UT                      646,425             100,554              15.56%

RED APPLE REST.    CEDAR RAPIDS, IA               600,156                   0               0.00%

DENNY'S   (2) (3)  PHOENIX, AZ                    520,126              39,000               7.50%
DENNY'S            PHOENIX, AZ                  1,155,965              65,000               5.62%
DENNY'S   (2)      PHOENIX, AZ                  1,087,137              86,000               7.91%
DENNY'S            TWIN FALLS, ID                 889,032             121,060              13.62%
DENNY'S   (2) (3)  PHOENIX, AZ                    514,259              37,000               7.19%

HARDEE'S  (5)      S. MILWAUKEE, WI               808,032              64,000               7.92%
HARDEE'S  (5)      HARTFORD, WI                   686,563              64,000               9.32%
HARDEE'S  (5)      MILWAUKEE, WI                1,421,983              76,000               5.34%
   "                    "
HARDEE'S  (5)      FOND DU LAC, WI              1,140,236              88,000               7.72%
HARDEE'S  (5)      MILWAUKEE, WI                  780,000                   0               0.00%

HOOTER'S           R. HILLS, TX                 1,246,719              95,000               7.62%

HOSTETTLER'S       DES MOINES, IA                 897,813              66,000               7.35%

KFC                SANTA FE, NM                   451,230              60,000              13.30%

MIAMI SUBS         PALM BEACH, FL                 743,625              39,000               5.24%


Note 1: This property summary includes only current property and equipment held by the Partnership. Equipment lease receipts shown include a return of capital.
     2: Rent is based on 12.5% of monthly sales. Rent projected for 1998 is based on 1997 sales levels.
     3: The Partnership entered into a long-term ground lease in which the Partnership is responsible for payment of rent. The annual base rent shown is net of the underlying ground lease rent.
     4: The lease was terminated and the equipment sold to Hardee's Food Systems in conjunction with their assumption of the Terratron leases in November 1996.
     5: These leases were assumed by Hardee's Food Systems at a reduced rental rate from that stated in the original leases.

[Logo for TheProvo Group goes here]

                                                       -------------------------------------
                                                       ORIGINAL EQUITY           $46,280,300
PROJECTIONS FOR                                        NET DISTRIBUTION OF
DISCUSSION  PURPOSES                                    CAPITAL SINCE INCEPTION  $14,172,739
                                                                                 -----------
                                                       CURRENT EQUITY            $32,107,561
                                                       --------------------------===========

                    DIVALL INSURED INCOME PROPERTIES 2 LP
                             1997 PROPERTY SUMMARY
                        AND RELATED ESTIMATED RECEIPTS


PORTFOLIO      (Note 1)
                                    ----------------------------------  --------------------------------------------------
                                               REAL ESTATE                                  EQUIPMENT
                                    ----------------------------------  --------------------------------------------------
                                                   ANNUAL                  LEASE                    ANNUAL
                                                    BASE          %      EXPIRATION                 LEASE             %
CONCEPT              LOCATION          COST         RENT        YIELD       DATE        COST       RECEIPTS         RETURN
---------------------------------   ----------------------------------   -------------------------------------------------
POPEYE'S         PARK FOREST, IL       580,938      77,280      13.30%

SUNRISE PS       PHOENIX, AZ         1,084,503     127,920      11.80%                   79,219          0           0.00%
                                                                                         19,013          0           0.00%
VILLAGE INN      GRAND FORKS, ND       739,375      84,000      11.36%
WENDY'S          AIKEN, SC             633,750      90,480      14.28%
WENDY'S          CHARLESTON, SC        580,938      76,920      13.24%
WENDY'S          N. AUGUSTA, SC        660,156      87,780      13.30%
WENDY'S          AUGUSTA, GA           728,813      96,780      13.28%
WENDY'S          CHARLESTON, SC        596,781      76,920      12.89%
WENDY'S          AIKEN, SC             776,344      96,780      12.47%
WENDY'S          AUGUSTA, GA           649,594      86,160      13.26%
WENDY'S          CHARLESTON, SC        528,125      70,200      13.29%
WENDY'S          MT. PLEASANT, SC      580,938      77,280      13.30%
WENDY'S          MARTINEZ, GA          633,750      84,120      13.27%
---------------------------------   ----------------------------------    ------------------------------------------------
PORTFOLIO TOTALS (29 Properties)    21,114,440   2,231,154      10.57%                2,551,063     37,860           1.48%
---------------------------------   -----------------------------------   ------------------------------------------------

                                     --------------------------------------------------          ---------------
                                                          TOTALS                                   TOTAL % ON
                                     --------------------------------------------------            $32,107,561
                                                         TOTAL                                       EQUITY
CONCEPT              LOCATION           COST            RECEIPTS                RETURN                RAISE
---------------------------------    --------------------------------------------------          ---------------
POPEYE'S         PARK FOREST, IL        580,938           77,280                 13.30%

SUNRISE PS       PHOENIX, AZ          1,182,735          127,920                 10.82%

VILLAGE INN      GRAND FORKS, ND        739,375           84,000                 11.36%

WENDY'S          AIKEN, SC              633,750           90,480                 14.28%
WENDY'S          CHARLESTON, SC         580,938           76,920                 13.24%
WENDY'S          N. AUGUSTA, SC         660,156           87,780                 13.30%
WENDY'S          AUGUSTA, GA            728,813           96,780                 13.28%
WENDY'S          CHARLESTON, SC         596,781           76,920                 12.89%
WENDY'S          AIKEN, SC              776,344           96,780                 12.47%
WENDY'S          AUGUSTA, GA            649,594           86,160                 13.26%
WENDY'S          CHARLESTON, SC         528,125           70,200                 13.29%
WENDY'S          MT. PLEASANT, SC       580,938           77,280                 13.30%
WENDY'S          MARTINEZ, GA           633,750           84,120                 13.27%
---------------------------------    --------------------------------------------------

---------------------------------    --------------------------------------------------          ---------------
PORTFOLIO TOTALS (29 Properties)     23,665,503        2,269,015                  9.59%                    7.07%
---------------------------------    --------------------------------------------------          ---------------